Exhibit 10.1

COVANCE INC.

2014 EMPLOYEE EQUITY PARTICIPATION PLAN

1.            PURPOSE  The Covance Inc. 2014 Employee Equity Participation Plan (the “Plan”) is intended to (i) encourage executive, managerial, technical and other Employees of Covance Inc. (the “Corporation” or “Company”) or a Subsidiary (as defined below) to become owners of stock of the Corporation in order to increase their proprietary interest in the Corporation’s success; (ii) to stimulate the efforts of certain key executive, managerial, technical and other Employees by giving suitable recognition to services which contribute materially to the Corporation’s success; and (iii) to provide such Employees with additional incentive and reward opportunity.

2.            EFFECTIVE DATE AND DURATION OF PLAN  The Plan shall become effective upon its approval by the Shareholders of the Corporation. Unless previously terminated by the Corporation’s Board of Directors (the “Board”), the Plan shall have a term of ten years.

3.            DEFINITIONS

(a)            “1934 Act” means the Securities and Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(b)            “Award” means a stock option, SAR (as defined below), stock award (as defined below), any other award made pursuant to the terms of the Plan, or any combination of them, as described in and granted under the Plan.

(c)             “Award Agreement” is defined in Section 13 hereof.

(d)            “Black-Out Period” is defined in Section 9(a) hereof.

(e)             “Cause” shall have such meaning as is set forth in a separate written agreement between a Participant and the Company or, in the absence of such an agreement shall mean (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor if such misdemeanor involves moral turpitude; (ii) the Participant’s commission of any act of gross negligence or intentional misconduct in the performance or non-performance of duties as an employee of the Company or its subsidiaries, including without limitation, any actions which constitute sexual harassment under applicable laws, rules or regulations or any violation of the Company’s Business Integrity Program or other Code of Conduct or applicable non-compete, non-solicit or confidentiality provisions; (iii) the Participant’s unreasonable failure to comply with the reasonable directions of the Company’s management as to time, place, substance and manner or performance of his or her duties unless such failure is caused by an Extended Disability (as defined below); or (iv) the Participant’s misappropriation of assets, fraud, embezzlement, theft or other personal dishonesty or intentional misrepresentation of facts which may cause the Company or its subsidiaries financial or reputational harm.

(f)              “Change-of-Control” is defined in Section 12(b).

(g)             “Code” means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder or any successor body of laws, rules and regulations.

(h)            “Committee” means the Compensation and Organization Committee of the Board of Directors or such other committee as is appointed by the Board to administer the Plan.

(i)                “Constructive Termination” shall have such meaning as is set forth in a separate written agreement between an employee and the Company or, in the absence of such an agreement, shall mean termination of a Participant’s employment with Covance because of:

(i)             a reduction in the Participant’s then current salary or the percentage of base salary eligible for incentive compensation (unless such reduction applies to similarly situated employees in a similar manner);

(ii)          a material diminution of the Participant’s responsibilities, status, title or duties hereunder;

(iii)       a relocation of the Participant’s work place which increases the distance between the Participant’s principal residence and the Participant’s work place by more than 25 miles; or

(iv)      a failure by the Company to provide the Participant with benefits which are as favorable to the Participant in all material respects as those provided immediately prior to a Change-of-Control;

provided, however, that a Constructive Termination will only occur upon (1) written notice by the Participant to Covance of the existence of one or more of the conditions listed above and the employee’s intention to terminate employment with the Company, within 30 days after the commencement of such condition; and (2) the Company’s failure to cure such condition within 30 days after the Company’s receipt of such notice. Any such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the Constructive Termination.

(j)               “Employee” means an employee or a consultant of the Corporation or a Subsidiary.

(k)            “Extended Disability” shall (i) mean the Participant is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his or her position (as determined by the Company), or (ii) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to the Participant.

(l)                “Fair Market Value” means the closing selling price of the Shares on the New York Stock Exchange Composite Tape on the valuation date, or, if there were no sales on the valuation date, the average of the closing selling prices on the New York Stock Exchange Composite Tape on the first trading day before and the first trading day after the valuation date.

(m)        “Full Value Award” is defined in Section 6(a) hereof.

(n)            “Grant Price” is defined in Section 9 hereof.

(o)            “ISO” means an incentive stock option as defined in Section 422 of the Code.

(p)            “Non-Statutory Option” means an option that is not an ISO.

(q)            “Participant” means an Employee who has been granted an Award under the Plan.

(r)               “Prior Plan” means the Covance Inc. 2013 Employee Equity Participation Plan.

(s)              “SAR” means a stock appreciation right.

(t)               “Shares” means the common stock of the Corporation, par value $0.01 per share.

(u)            “Stock Award” means an award other than a stock option or SAR.

(v)            “Subsidiary” means an entity that is directly or indirectly controlled by the Corporation or any entity, including an acquired entity, in which the Corporation has a significant equity interest, as determined by the Committee.

(w)          “Treasury Shares” means authorized and issued, but not outstanding, Shares.

4.            PLAN ADMINISTRATION

(a)              The Committee shall be responsible for administering the Plan. The Committee shall be comprised of two or more non-employee members of the Board, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Code.

(b)              The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Corporation and in keeping with the provisions and objectives of the Plan. This power includes, but is not limited to (i) selecting Award recipients and the extent of their participation; (ii) establishing all Award terms and conditions; (iii) adopting procedures and regulations governing Awards; and (iv) making all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee shall be final, binding and conclusive on all persons interested in the Plan or any Awards.

The Committee may delegate from time to time during the term of the Plan to one or more executive officers or directors of the Corporation the authority to carry out some or all of its responsibilities provided that the Committee may not delegate its authority and powers in any way which would be inconsistent with the requirements of the Code or the 1934 Act. The Committee may at any time rescind the authority delegated to any such executive officer or director.

To the extent consistent with the Corporation’s Amended and Restated Certificate of Incorporation, no member of the Committee shall be liable for any action or determination with respect to the Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Restated Certificate of Incorporation, as amended, modified or supplemented from time to time. In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Corporation’s officers, accountants, counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

(c)               Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Committee may alter or amend, and the Board may terminate, the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, or termination shall be made without (i) shareholder approval (x) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Committee or Board deems it necessary or desirable to qualify or comply or (y) if the proposed amendment will increase the number of Shares that may be issued under the Plan, modify the requirements for participation in the Plan, or increase benefits that have already accrued to Participants under the Plan or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, (i) the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the of the Plan or an Award to comply with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant, and (ii) except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or

SARs in exchange for cash, other Awards, options or SARs with an exercise price that is less than the exercise price of the original Award, without shareholder approval.

This Section 4(c) is intended to prohibit the repricing of stock options and SARs and will not be construed to prohibit the adjustments provided for in Section 7 of this Plan.

(d)              The termination of the Plan, either pursuant to Section 2, Section 4(c) or otherwise, shall not cause any previously granted Awards to terminate. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan, the Awards, and any applicable Award Agreements.

5.            PARTICIPATION  The individuals who shall be eligible to receive Awards under the Plan shall be Employees (including officers who are directors) as the Committee or one or more executive officers or directors, in accordance with Section 4(b) hereof, shall approve from time to time. Designation of a Participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective benefits.

6.            LIMITATION ON NUMBER OF SHARES

(a)              Subject to the provisions of this Section 6 and Section 7 hereof, up to 2,540,000 Shares may be issued under the Plan. The stock subject to the provisions of this Plan shall be shares of authorized but unissued Shares and Treasury Shares. Any shares granted as options or SARs shall be counted against this limit as one (1) share for every one (1) share granted. Any shares granted as Awards other than options or SARs (“Full Value Award”) shall be counted against this limit as two and twenty-nine hundredths (2.29) shares for every one (1) share granted.

(b)              In addition to the Shares authorized by Section 6(a) hereof, the following Shares may be issued under the Plan: (i) Shares that were available for issuance under the Prior Plan but were not issued or subject to options granted under the Prior Plan, (ii) Shares that are forfeited under the Prior Plan and Shares that are not issued under the Prior Plan because of the cancellation, termination or expiration of Awards, and/or other similar events under the Prior Plan, and (iii) Shares that are issued under the Plan which are subsequently forfeited in accordance with the terms of the Award or an Award Agreement or shares that are not issued because of the cancellation, termination, or expiration of Awards and/or similar events under the Plan. Shares subject to unexercised portions of forfeited, terminated or expired stock options and SARs granted under the Plan shall be credited back to the limit as one (1) share for every one (1) share granted. Shares issued as Full Value Awards under the Plan which have been forfeited or otherwise not earned shall be credited back to the limit as two and twenty-nine hundredths (2.29) shares for every one (1) share so forfeited or not issued. Shares withheld or tendered for payment of the exercise price of an Award and/or shares withheld or tendered to satisfy withholding taxes shall not be added back to the number of shares available for the future grant of Awards. Shares repurchased by the Corporation with proceeds from the exercise of options shall not be added back to the number of shares available for future grant.

(c)               There shall be no net share counting of stock settled SARs under this Plan.

(d)              Subject to the foregoing provisions of this Section 6, if an Award may be paid only in Shares or in either cash or Shares, the Shares shall be deemed to be issued hereunder only when and to the extent that payment is actually made in Shares.

(e)               Subject to the adjustment provisions set forth herein, an individual Participant may not receive Awards with respect to more than 25% of the number of Shares specified in Section 6(a) hereof over the term of the Plan.

7.            ADJUSTMENT PROVISIONS  In the event that any dividend or other distribution (whether in the form of Shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the exercisability of stock purchase rights received under any shareholders’ rights plan, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event materially affects the Shares with respect to which Awards have been or may be issued under the Plan, then the Committee shall, in a manner and to the extent that the Committee deems appropriate to prevent any dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

(a)              adjust the number and type of securities that thereafter may be issued under the Plan,

(b)              adjust the number and type of securities subject to outstanding Awards,

(c)               adjust the Grant Price or purchase price with respect to any Award, or

(d)              make provision for a cash payment to the holder of an outstanding Award; provided, however, that in no event shall a cash payment be made for any option or SAR which has an exercise or Grant Price that is below the current Fair Market Value of the Common Stock.

However, no adjustment shall be authorized with respect to ISOs to the extent that the adjustment would cause the options to violate Section 422(b) of the Code or any successor provision. In addition, the number of securities subject to any Award denominated in Shares shall always be a whole number.

In the event the Corporation acquires another entity by means of a merger, consolidation, acquisition of property or stock, reorganization or otherwise, the Committee shall be authorized to cause the Corporation to issue or to assume stock options or stock appreciation rights, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options or rights for previously issued options or rights or an assumption of previously issued options or rights. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 6 hereof, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange. Additionally, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date Awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

Subject to any required action by the Corporation’s shareholders, if the Corporation is a party to any merger or consolidation where the Corporation is not the survivor, a Participant holding an outstanding Award valued directly or indirectly by Shares shall be entitled to receive, upon the exercise of the Award, the same per Share consideration (cash, shares or other consideration) on the same terms that a holder of the same number of Shares that are subject to the Participant’s Award would be entitled to receive pursuant to the merger or consolidation.

8.            TERMINATION OF GRANTS UNDER THE PRIOR PLAN  Effective upon the approval of this Plan by the Corporation’s shareholders, no further grants of options, rights, units or other Awards are or will be permitted under the Prior Plan. All grants and Awards under the Prior Plan that remain outstanding after the approval of this Plan by the Corporation’s Shareholders shall be administered and paid in accordance with the provisions of the Prior Plan; provided, however, that the Shares related to such grants and Awards which have not been issued prior to this Plan’s approval by the Corporation’s shareholders shall be issuable under this Plan in accordance with Section 9(e) hereof.

9.            AWARDS UNDER THE PLAN  The following types of Awards may be granted under this Plan, singly, or in combination as the Committee may determine from time to time:

(a)              Stock Options—A stock option shall represent a right to purchase a specified number of Shares at a stated exercise price (the “Grant Price”) during a specified time, not to exceed ten years from the date of grant, as determined by the Committee; provided, however, that if an option other than an ISO may not be exercised due to a Black-Out Period (defined as any period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company) within the three business days prior to the normal expiration date of such option, then the expiration date of such option shall be extended for a period of 30 days following the end of the Black-Out Period. The Grant Price per Share for each stock option or SAR shall not be less than 100% of the Fair Market Value on the date of grant. A stock option may be in the form of an ISO or a Non-Statutory Option which in each case is consistent with the applicable terms, conditions, and limitations established by the Committee. Upon satisfaction of the applicable conditions to exercisability specified in the terms and conditions of the Award Agreement, the Participant shall be entitled to exercise the option in whole or in part and to receive, upon satisfaction or payment of the Grant Price in the manner contemplated in this Section 9(a), the number of Shares in respect of which the option shall have been exercised.

The Shares covered by a stock option may be purchased by methods permitted by the Committee, including: (i) a cash payment; (ii) tendering Shares owned by the Participant, valued at the Fair Market Value at the date of exercise; (iii) to the extent permitted by applicable law, authorizing the Corporation to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning to the Corporation a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iv) such other methods as the Committee, in its discretion, deems appropriate.

The Committee may not (i) grant additional stock options under the Plan to a Participant contingent upon the surrender of Shares owned by the Participant in payment of the Grant Price of a stock option granted under the Plan, or (ii) change or amend the exercise price of any stock options.

(b)              SARs—An SAR shall represent a right to receive a payment in cash, Shares, or a combination thereof as determined by the Committee, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over an amount which shall be no less than the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement. SARs issued hereunder shall not have a term in excess of ten years.

(c)               Other Stock Awards—A Stock Award shall represent an Award made in Shares or denominated in units equivalent in value to Shares or any other Award based on or related to Shares. All or part of any Stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the applicable Award Agreement, which may include, but are not limited to, continuous service with the Corporation or a Subsidiary and/or the achievement of Corporation or individual performance goals. No more than five percent of the shares available for grant hereunder as Full Value Awards may be issued as restricted stock other than (i) performance-based restricted stock with at least one year vesting, or (ii) restricted stock with a vesting term of at least three year pro rata vesting. Notwithstanding these general preferences for minimum vesting periods, the Award may provide that the restrictions lapse in limited cases of an intervening event related to death, disability, retirement, or a Change-of-Control. The performance criteria (“Performance Criteria”) that shall be used by the Committee in granting Stock Awards contingent on performance goals for officers to whom Section 162(m) of the Code is applicable and which are intended to constitute performance-based compensation under Section 162(m) shall consist of the following or criteria derived from the following: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre-or after-tax income; pre- or after-bonus net income; net operating profit after taxes; economic value added; ratio of operating earnings to capital spending; cash flow; cash flow per share; net earnings; net orders; order growth; share price performance; return on assets or net assets; return on equity; order backlog, return on capital (with or without income including cash); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; gross profit margin; operating profit margin; net income margin; leverage ratio; total voluntary turnover or such other criteria that shall satisfy the requirements of Section 162(m) or any successor provision. To the extent the Award is designed to constitute performance-based compensation under Code Section 162(m), Performance Criteria shall be established by the Committee in writing no later than 90 days after the commencement of the performance period.

The Committee, in its discretion, may select one or more Performance Criteria and shall specify whether such Performance Criteria shall (i) be used to measure the performance of the Corporation as a whole or any Subsidiary, business unit, division, or segment of the Corporation, or any combination thereof, (ii) include or exclude (or be adjusted to include or exclude) special charges as they may appear in the Corporation’s earnings press releases for extraordinary items, the impact of charges for restructurings or productivity initiatives, non-operating items, discontinued operations and other unusual and non-recurring items, the effects of currency fluctuations, the effects of financing activities, the effects of acquisitions and acquisition expenses, the effects of divestitures and divestiture expenses, and the effects of tax or accounting changes, and/or (iii) reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index, or other external measure. However, notwithstanding the preceding sentence, unless the Committee determines otherwise prior to the end of the applicable time for establishing Performance Criteria for an Award, the items referenced in clause (ii) of the preceding sentence, to the extent any such item affects any Performance Criteria applicable to an Award, shall be automatically excluded or included in determining the extent to which the Performance Criteria has been achieved, whichever will produce the higher Award, subject in all cases to the exercise of “negative discretion” by the Committee.

(d)              Dividends—The Committee may provide that Awards under Section 9(c) of the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents shall be credited to a Participant’s account and be subject to the terms of the Award. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents; provided, however, that the Committee shall require that any dividend or dividend equivalents paid on Awards subject to Performance Criteria be accumulated and held in escrow until the applicable restrictions have lapsed.

(e)               Prior Plan Awards—Awards which, pursuant to their terms, would have been made under the Prior Plan but were not done so prior to the approval of this Plan by the Corporation’s shareholders, such as additional performance shares earned under restricted stock agreements, shall be issued under the Plan.

10.     PAYMENTS AND PAYMENT DEFERRALS  Payment of Awards may be in the form of cash, Shares, other Awards, or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit Participants to elect to defer the receipt or issuance of Shares from stock options or Stock Awards or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements of Awards include the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Share equivalents. In addition, the Committee may stipulate in an Award Agreement, either at the time of grant or by subsequent amendment to such Award Agreement, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code affecting tax deductibility) would disallow a tax deduction by the Corporation for all or a portion of such payment. The period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine.

Notwithstanding any provision of the Plan to the contrary, to the extent that Awards under the Plan are subject to the provisions of Section 409A of the Code, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.

11.     TRANSFERABILITY  During the lifetime of a Participant, the Award shall be exercisable only by such Participant and Awards shall not be transferable or assignable other than by will or the laws of descent and distribution, or pursuant to qualified domestic relations orders as defined in or meeting the requirements of the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate. Notwithstanding the forgoing, in no event shall any Award be transferred for value or consideration.

12.     CHANGE-OF-CONTROL

(a)                                 In the event of a Change-of-Control, all Awards issued to a Participant which have not vested shall immediately vest upon the Participant’s involuntary termination by the Corporation for reasons other than Cause, or upon a Constructive Termination within two years of such Change-of-Control.

(b)              A “Change-of-Control” shall be deemed to occur if and when: (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the 1934 Act) becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or (ii) within any period of 24 consecutive months, persons who were members of the Corporation’s Board of Directors immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Corporation’s Board of Directors immediately prior to such 24-month period and who constituted a majority of the Corporation’s Board of Directors at the time of such election, cease to constitute a majority of the Corporation’s Board of Directors; or (iii) upon consummation of a merger, or consolidation (where in each case the Corporation is not the survivor thereof), or sale or disposition of all or substantially all of the Corporation’s assets or a plan of partial or complete liquidation; or (iv) when an offeror (other than the Corporation) purchases shares of the Corporation’s Common Stock pursuant to a tender or exchange offer for securities representing 30% or more of the combined voting power of the Corporation’s then outstanding securities.

13.     AWARD AGREEMENTS  Each Award under the Plan shall be evidenced by an Award Agreement setting forth its terms, conditions, and limitations for each Award, and the provisions applicable in the event the Participant’s employment terminates. The Committee need not require the execution of any such agreement by the recipient, in which case, acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms and conditions of the Awards.

14.     TAX WITHHOLDING  The Corporation shall have the right to deduct from any settlement of an Award made under the Plan, including the delivery or vesting of Shares, or require the payment of, a sufficient amount to cover withholding of any federal, state or local or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and as permitted by applicable laws, rules and regulations, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholdings, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such Award or such other date as may be required by applicable law, rule or regulation.

15.     OTHER BENEFIT AND COMPENSATION PROGRAMS  Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Corporation benefit plan or severance program. Further, the Corporation or any Subsidiary may adopt from time to time other compensation programs, plans or arrangements as it deems appropriate or necessary.

16.     UNFUNDED PLAN  Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Corporation and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Corporation and shall not confer upon any Participant any right, title, or interest in any assets of the Corporation.

17.     REGULATORY APPROVALS  The implementation of the Plan, the granting of any Award under the Plan, and the issuance of Shares upon the exercise or settlement or any Award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, or the Shares issued pursuant to it. In the event any benefit under this Plan is granted to an Employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board of Directors or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

18.     RIGHTS AS A SHAREHOLDER  A Participant shall have no rights as a shareholder with respect to Shares covered by an Award until the date the Participant or his nominee is the holder of record with respect to the Shares covered by such Award. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as may be provided pursuant to Section 9(d) hereunder.

19.     FUTURE RIGHTS  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation or a Subsidiary or to participate in any other compensation or benefit plan, program or arrangement of the Corporation or any Subsidiary or to receive any future Award under the Plan. In addition, the Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or any claim under the Plan, except as expressly provided in the Plan or in any Award Agreement entered into hereunder.